Exhibit 99

General Electric Capital Corporation

Condensed Statement of Earnings

	Three months ended June 30				Six months ended June 30
(In millions, Unaudited)	2010	2009	V	%	2010	2009	V	%

Revenues
Revenues from services	$12,129	$12,531			$24,179	$26,033
Sales of goods	168	205			449	478
Total revenues	12,297	12,736	(3)%		24,628	26,511	(7)%

Costs and expenses
Costs of sales, operating and administrative expenses	5,646	5,605			11,512	11,911
Interest	3,863	4,475			7,792	9,588
Investment contracts, insurance losses and insurance
annuity benefits	38	45			73	118
Provision for losses on financing receivables	2,009	2,817			4,272	5,153
Total costs and expenses	11,556	12,942	(11)%		23,649	26,770	(12)%

Earnings (loss) from continuing operations before
income taxes	741	(206)	F		979	(259)	F
Benefit for income taxes	76	654			448	1,782
Earnings from continuing operations	817	448	82%		1,427	1,523	(6)%

Loss from discontinued operations, net of taxes	(187)	(194)			(574)	(197)

Net earnings	630	254	F		853	1,326	(36)%

Less net earnings (loss) attributable to noncontrolling –
interests	(13)	17			(10)	63
Net earnings attributable to GECC	$643	$237	F		$863	$1,263	(32)%

Amounts attributable to GECC:
Earnings from continuing operations	$830	$431	93%		$1,437	$1,460	(2)%
Loss from discontinued operations, net of taxes	(187)	(194)			(574)	(197)
Net earnings attributable to GECC	$643	$237	F		$863	$1,263	(32)%

(1)

General Electric Capital Corporation

Summary of Operating Segments (unaudited)

	Three months ended June 30				Six months ended June 30
(Dollars in millions)	2010	2009	V	%	2010	2009	V	%

Revenues
Commercial Lending and Leasing (CLL)(a)	$4,506	$5,306	(15)		$9,100	$10,986	(17)
Consumer(a)	4,832	4,851	(0)		9,796	9,563	2
Real Estate	991	1,014	(2)		1,935	1,989	(3)
Energy Financial Services	595	490	21		1,386	1,134	22
GE Capital Aviation Services (GECAS)(a)	1,259	1,163	8		2,498	2,266	10
Total segment revenues	12,183	12,824	(5)		24,715	25,938	(5)
GECC corporate items and eliminations	114	(88)	F		(87)	573	U
Total Revenues	$12,297	$12,736	(3)		$24,628	$26,511	(7)

Segment profit
CLL(a)	$312	$243	28		$544	$481	13
Consumer(a)	735	252	F		1,328	989	34
Real Estate	(524)	(237)	U		(927)	(410)	U
Energy Financial Services	126	65	94		279	140	99
GECAS(a)	288	285	1		605	546	11
Total segment profit	937	608	54		1,829	1,746	5
GECC corporate items and eliminations	(107)	(177)	40		(392)	(286)	(37)
Earnings from continuing operations
attributable to GECC	830	431	93		1,437	1,460	(2)
Loss from discontinued operations, net of taxes,
attributable to GECC	(187)	(194)	4		(574)	(197)	U
Net earnings attributable to GECC	$643	$237	F		$863	$1,263	(32)

(a)
Effective January 1, 2010, we transferred the Transportation Financial Services business from GECAS to CLL and the Consumer business in Italy from Consumer to CLL. Prior-period amounts were reclassified to conform to the current-period’s presentation.

(2)

General Electric Capital Corporation.

Condensed Statement of Financial Position

	June 30,	December 31,
(Dollars in billions)	2010	2009
	(Unaudited)
Assets
Cash & marketable securities	$77.0	$91.2
Inventories	0.1	0.1
Financing receivables - net	333.3	336.9
Property, plant & equipment - net	53.7	56.7
Goodwill & intangible assets	29.5	32.0
Other assets	93.8	104.2
Assets of businesses held for sale	0.6	0.1
Assets of discontinued operations	1.2	1.5

Total assets	$589.2	$622.7

Liabilities and equity
Borrowings and bank deposits	$476.6	$497.5
Investment contracts, insurance liabilities and insurance annuity benefits	7.4	8.7
Other liabilities	33.0	39.6
Liabilities of businesses held for sale	0.3	0.1
Liabilities of discontinued operations	1.0	0.9
GECC shareowner's equity	69.8	73.7
Noncontrolling interests	1.1	2.2

Total liabilities and equity	$589.2	$622.7

(3)